Exhibit 99.1
Entertainment Properties Trust Reports Record First Quarter Results
Kansas City, MO, April 29, 2008 — Entertainment Properties Trust (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2008. The Company reported record first quarter revenues, net income and funds from operations (FFO).
Total revenue increased 30% to $65.9 million for the first quarter compared to $50.8 million for the same quarter in 2007. Net income available to common shareholders increased 19% to $21.5 million from $18.1 million for the same quarter in 2007. Net income on a diluted per common share basis increased 13% to $0.76 per share from $0.67 per share in the same quarter in 2007.
FFO for the first quarter increased 29% to $33.7 million from $26.2 million compared to the same quarter in 2007. FFO per diluted common share increased 14% to $1.12 per share from $0.98 per share for the same quarter in 2007.
Dividend Information
On March 7, 2008, the Company declared a regular quarterly dividend of $0.84 per common share, which was paid on April 15, 2008 to common shareholders of record on March 31, 2008. This dividend represents an increase of 10.5% to an annual dividend rate of $3.36 per common share compared to last year. The Company also declared and paid a first quarter cash dividend of $0.4844 per share on the 7.75% Series B Preferred Shares, a cash dividend of $0.3594 per share on the 5.75% Series C Convertible Preferred Shares and a cash dividend of $0.4609 per share on the 7.375% Series D Preferred Shares.
Investment Activity
The Company’s investment activity since December 31, 2007 is summarized below:
On February 29, 2008, the Company loaned $10.0 million to Louis Cappelli. Through his related interests, Louis Cappelli is the developer and minority interest partner of the Company’s New Roc and White Plains entertainment retail centers located in the New York metropolitan area. The note bears interest at 10% and matures on February 28, 2009. As part of this transaction, the Company also received an option to purchase 50% of Louis Cappelli’s (or Louis Cappelli’s related interests) in three other projects in the New York metropolitan area. These projects are expected to cost approximately $300.0 million.
In addition, during the three months ended March 31, 2008, the Company funded approximately $12.3 million for development of Schlitterbahn Vacation Village, a water-park anchored entertainment village in Kansas City, Kansas. The Company has committed to fund $175.0 million on this project and has funded $108.0 million through March 31, 2008.
The Company had one theatre project under construction at March 31, 2008. The property has been pre-leased to the prospective tenant under a long-term triple-net lease. The theatre will have a total of 12 screens and total development costs will be approximately $13.2 million. Through March 31, 2008, the Company had invested $1.4 million in this project and has commitments to fund an additional $11.8 million in improvements.
For the three months ended March 31, 2008, the Company’s investment spending totaled $30.9 million.
Subsequent to the end of the first quarter, on April 2, 2008, the Company acquired its partner’s 50.0% ownership interest in a joint venture, JERIT CS Fund I, for approximately $39.5 million. JERIT CS Fund I, which is now a wholly-owned subsidiary of the Company, currently owns 12 public charter school properties located in Nevada, Arizona, Ohio, Georgia, Missouri, Michigan, Florida and Washington D.C. and leases them under a long-term triple net master lease. JERIT CS Fund I also has an option to purchase an additional $120.0 million of public charter school properties, of which $60.0 million would be scheduled to close within 90 days if such option is exercised.

Capital Markets Activity
The Company’s capital markets activity since December 31, 2007 is summarized below:
On January 11, 2008, the Company obtained a non-recourse mortgage loan of $17.5 million. This mortgage is secured by a theatre property located in Garland, Texas. The mortgage loan bears interest at 6.19% and matures on February 1, 2018.
On March 13, 2008, the Company entered into a $65.0 million term loan and revolving credit facility to finance vineyard and winery investments. The credit facility bears interest at LIBOR plus 1.5% on loans secured by real property and LIBOR plus 1.75% on loans secured by fixtures and equipment and includes an accordion feature, subject to lender approval, that allows the facility to expand to $100 million. The initial disbursement under this facility consisted of two term loans with an aggregate principal amount of approximately $9.5 million and maturity dates of December 1, 2017 and March 5, 2018. The Company simultaneously entered into two interest rate swap agreements that fixed the interest rates on these loans through maturity at a weighted average of 5.52%. Additionally, on March 24, 2007, the Company obtained $3.2 million of equipment loans that mature on December 1, 2017.
On April 2, 2008, the Company completed two concurrent registered public offerings for 2,415,000 common shares (including the exercise of the over-allotment option of 315,000 shares) at $48.18 per share and 3,450,000 9.0% Series E cumulative convertible preferred shares (Series E preferred shares) (including the exercise of the over-allotment option of 450,000 shares). The Series E preferred shares have a liquidation preference of $25.00 per share and are convertible, at the holder’s option, into the Company’s common shares at an initial conversion rate of .4512 common shares per Series E preferred share, which is equivalent to an initial conversion price of $55.41 per common share. Total net proceeds from both these offerings after underwriting discounts and expenses were approximately $195 million.
The net proceeds from all of the above loans and the public offerings were used to pay down outstanding indebtedness under the Company’s unsecured revolving credit facility, to fund the purchase of the joint venture interest described above and the balance was invested in interest bearing money market accounts.
Portfolio Highlights
As of March 31, 2008, the Company’s real estate portfolio consisted of 79 megaplex theatres totaling approximately 6.6 million square feet, and restaurant, retail and other destination recreation and specialty properties totaling 2.5 million square feet. The Company also owned a metropolitan ski area and six vineyards totaling approximately 650 acres. The megaplex theatres were 100% occupied, and the overall real estate portfolio was 99% occupied.
In addition, as of March 31, 2008, the Company’s real estate mortgage loan portfolio had a carrying value of $339.0 million and included financing provided for the construction of entertainment, retail and recreational properties as well as financing provided for ten metropolitan ski areas covering approximately 6,100 acres in six states.
Earnings and Investment Spending Guidance
Management is confirming its previously announced 2008 FFO guidance of a range of $4.52 — $4.62 per diluted common share, and raising its cash investment spending estimate for 2008 to approximately $300 million from the previous estimate of $250 million. This guidance reflects the recent financing activity (including the concurrent public offering of 2.4 million common shares and 3.4 million Series E convertible preferred shares on April 2, 2008) and management’s expectation for the timing of additional investments over the remainder of 2008.
Comments from President and CEO, David Brain
“We are very pleased to report another quarter of double digit growth in all important reporting metrics. The main story of the period is capital formation and the significant steps taken in capital formation that preserve a position of high liquidity and growth potential in a turbulent yet opportunity filled marketplace.”

ENTERTAINMENT PROPERTIES TRUST
Consolidated Statements of Income
(Unaudited)
(Dollars in thousands except per share data)

	Three Months Ended March 31,
	2008	2007
Rental revenue	$49,122	$42,868
Tenant reimbursements	5,672	3,636
Other income	711	781
Mortgage and other financing income	10,354	3,488

Total revenue	65,859	50,773
Property operating expense	7,061	4,561
Other expense	936	607
General and administrative expense	4,413	3,232
Interest expense, net	17,468	11,417
Depreciation and amortization	10,672	8,262

Income before equity in income from joint ventures, minority interest and discontinued operations	25,309	22,694
Equity in income from joint ventures	1,282	198
Minority interest	531	—

Income from continuing operations	$27,122	$22,892
Discontinued operations:
Income from discontinued operations	—	18

Net income	27,122	22,910
Preferred dividend requirements	(5,611)	(4,856)

Net income available to common shareholders	$21,511	$18,054

Per share data:
Basic earnings per share data:
Income from continuing operations available to common shareholders	$0.77	$0.69
Income from discontinued operations	—	—

Net income available to common shareholders	$0.77	$0.69

Diluted earnings per share data:
Income from continuing operations available to common shareholders	$0.76	$0.67
Income from discontinued operations	—	—

Net income available to common shareholders	$0.76	$0.67

Shares used for computation (in thousands):
Basic	27,843	26,282
Diluted	28,191	26,820

The additional 1.9 million common shares that would result from the conversion of the Company’s 5.75% Series C cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share for the three months ended March 31, 2008 and 2007 because the effect is anti-dilutive. However, because a conversion would be dilutive to FFO per share for the three months ended March 31, 2008, these adjustments have been made in the calculation of diluted FFO for that period.
ENTERTAINMENT PROPERTIES TRUST
Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2008	2007
Net income available to common shareholders	$21,511	$18,054
Subtract: Minority interest	(531)	—
Add: Real estate depreciation and amortization	10,501	8,084
Add: Allocated share of joint venture depreciation	312	61

FFO available to common shareholders	31,793	26,199

FFO available to common shareholders	$31,793	$26,199
Add: Preferred dividends for Series C	1,941	—

Diluted FFO available to common shareholders	33,734	26,199

FFO per common share:
Basic	$1.14	1.00
Diluted	1.12	0.98

Shares used for computation (in thousands):
Basic	27,843	26,282
Diluted	30,099	26,820

Weighted average shares outstanding - diluted EPS	28,191	26,820
Effect of dilutive Series C preferred shares	1,908	—

Adjusted weighted average shares outstanding — diluted	30,099	26,820

Other financial information:
Straight-lined rental revenue	$826	$956
Dividends per common share	$0.84	$0.76
FFO payout ratio(1)	75%	78%

(1)	FFO payout ratio is calculated by dividing dividends per common share by FFO per diluted common share
(A)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to U.S. generally accepted accounting principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful.
ENTERTAINMENT PROPERTIES TRUST
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	March 31, 2008	December 31, 2007
	(unaudited)
Assets
Rental properties, net	$1,640,879	$1,648,621
Property under development	21,317	23,001
Mortgage notes and related accrued interest receivable	338,984	325,442
Investment in joint ventures	42,165	42,331
Cash and cash equivalents	10,571	15,170
Restricted cash	10,871	12,789
Intangible assets, net	15,677	16,528
Deferred financing costs, net	10,348	10,361
Accounts and notes receivable, net	72,695	61,193
Other assets	17,904	16,197

Total assets	$2,181,411	$2,171,633

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$20,612	$26,598
Dividends payable	29,308	26,955
Unearned rents and interest	6,124	10,782
Long-term debt	1,106,336	1,081,264

Total liabilities	1,162,380	1,145,599
Minority interests	17,610	18,141
Shareholders’ equity	1,001,421	1,007,893

Total liabilities and shareholders’ equity	$2,181,411	$2,171,633

About Entertainment Properties Trust
Entertainment Properties Trust (NYSE:EPR) is a real estate investment trust (REIT) that develops, owns, leases, and finances properties for consumer-preferred, high-quality businesses. EPR’s investments are guided by a focus on inflection opportunities that offer enduring value, excellent executions, attractive economics, and an advantageous market position. Our total assets exceed $2.1 billion and include megaplex movie theatres and entertainment retail centers, as well as other destination recreational and specialty investments. Further information is available at www.eprkc.com or from Jon Weis at 888-EPR-REIT or info@eprkc.com.
Safe Harbor Statement
With the exception of historical information, this press release contains forward-looking statements within the meaning of the securities laws, such as those pertaining to our acquisition or disposition of properties, our capital resources and future expenditures for development projects. The Company’s actual financial condition, results of operations, funds from operations, or business may vary materially from those contemplated by such forward-looking statements and involve various risks and uncertainties. Forward looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflecting in the forward-looking statement will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” or other comparable terms, or by discussions of strategy, plans, or intentions. Forward-looking statements necessarily are dependent on assumptions, data, or methods that may be incorrect or imprecise.

You should consider the risks described in the “Risk Factors” section of our most recent annual report on Form 10-K in evaluating any forward-looking statements included in this press release. Given these uncertainties, investors are cautioned not to place undue reliance on any forward-looking statements. EPR undertakes no obligation to publicly update or revise any forward-looking statements included in this press release whether as a result of new information, future events, or otherwise. In light of the factors referred to above, the future events discussed in this press release may not occur and actual results, performance, or achievements could differ materially from those anticipated or implied in the forward-looking statements.